United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
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RETAIL OPPORTUNITY INVESTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Commencing April 22, 2013, Retail Opportunity Investments Corp. made the following communications to certain of its stockholders.

April 22, 2013

Re: Supplemental Information Related to Proposal 1 (Election of Directors) and Proposal 3 (Advisory Vote to Approve Executive Compensation)

Dear Stockholder,

As you may have noted, ISS and Glass Lewis have issued voting recommendations inconsistent with our board of directors’ recommendations on the election of Edward H. Meyer, Lee S. Neibart and Laura H. Pomerantz as our directors and the advisory vote to approve executive compensation for our upcoming annual meeting. As explained in more detail below, we believe these recommendations are deeply flawed – and we urge you, for the reasons set forth below – to support the recommendations of our board of directors.

These firms are misinformed and their recommendations have failed to take account of the particular facts and circumstances of our history and business and demonstrate an obvious lack of understanding of our company.

These firms apply a formulaic approach in formulating their recommendations and have apparently analyzed our company as if it had more than five years of operating history when in fact we commenced operations in October 2009 in connection with our conversion from a SPAC to a REIT, at which time our management team joined our company.

We believe that these firms have selected deeply flawed and totally irrelevant benchmarks in assessing our compensation practices, resulting in a fundamentally defective analysis.

WE URGE YOU TO VOTE FOR EACH NOMINEE FOR DIRECTOR AND FOR PROPOSAL 3 IN OUR PROXY STATMENT.

Key flaws in these firms' analysis include:

Proposal 1 (Election of Directors)

•	The recommendations to withhold the recommendations are based on factual and legal inaccuracies.

o
The "withhold" recommendation with respect to Lee S. Neibart was based on these firms' assertion that he serves as a non-independent director. In accordance with NASDAQ rules and our policies, Mr. Neibart qualifies as an independent director.  Although Mr. Neibart was technically an executive officer of the SPAC until 2009, the SPAC had no operations, Mr. Neibart was never employed by us and we did not compensate Mr. Neibart for his service as an executive officer. Our board of directors considers Mr. Neibart to be a fiercely independent advocate of stockholder value and provides our board and our Audit Committee with significant additional depth and understanding of complex financing matters. Accordingly, our Audit Committee is comprised of 100% independent directors and our board of directors is comprised of 75% independent directors.

o
The "withhold" recommendations with respect to Edward H. Meyer and Laura H. Pomerantz are based on the assertion that they failed to improve our pay practices as members of the Compensation Committee.  As described in the proxy statement which we filed on April 1, 2013 in connection with the upcoming annual meeting (our "Proxy Statement") and below, the Compensation Committee undertook a robust process with an independent compensation consultant, and reviewed both company and executive performance, in setting executive compensation for 2012 with the aim of providing transparency into our  pay practices.

For the foregoing reasons, we believe the withhold recommendations are unwarranted and we urge you to vote for each nominee for director named in our Proxy Statement

Proposal 3 (Advisory Vote to Approve Executive Compensation)

•	Lack of focus on comparable companies in the peer group.

o
In its report, ISS states that ROIC has a "pay for performance disconnect" which is evidenced by Stuart Tanz's compensation being three times that of ISS's selected "peer" group. We believe that ISS's analysis is fundamentally flawed as it fails to compare us to comparable companies, which must be a factor in a responsible analysis of appropriate pay levels.

o
The ISS peer group, which included a total of 17 companies, six of which were included in our peer group, is not a meaningful comparator to our company.  Of the 11 additional companies selected by ISS, none of the companies have an investment focus concentrated primarily on the retail or shopping center real estate sector.  In addition, five of the 11 additional companies selected by ISS are either exclusively or partially externally managed by an external investment advisor and do not pay traditional executive compensation packages. Three of these companies do not even employ an executive management team.  The compensation structures of these externally managed companies are fundamentally different from those of internally managed companies, such as our company, and because of this we believe that externally managed companies are not meaningful comparators.

o
We also note that ISS's conclusions are belied by Glass Lewis's report which noted that our alignment of pay with performance was positive, which clearly demonstrates the arbitrary nature of the recommendations of these firms.

•	Failure to understand the performance-based nature of our executive compensation.

o
These firms assert that our compensation program is not sufficiently “performance-based” because we do not tie it to a specific formula. To the contrary, the Compensation Committee undertook a robust process in determining executive compensation for 2012, working with an independent compensation consultant and reviewing both company and executive performance, including both qualitative and quantitative performance measures.

o
These firms assert that our performance-based thresholds are not sufficiently rigorous. The Compensation Committee set the thresholds, following the advice of an independent compensation consultant, with a view towards a reasonable likelihood of achievement by our executive officers if and when the company achieves solid financial performance.  The assertion by these firms that we have failed to apply rigorous performance-based metrics is inappropriate and represents a mere substitution of their judgment for that of the Compensation Committee.

•	Use of one, three and five year total stockholder returns total stockholder returns to analyze company performance.

o
The Compensation Committee concluded that it would not be appropriate to put significant weight on our total stockholder returns in comparison to our executive compensation peer group, for the following reasons:

▪
Failure to adjust for external market factors.  We believe that comparisons of our relative three-year or five-year total stockholder returns against those of our executive compensation peer group are misleading because they fail to take into consideration that this group, on average, experienced significant price declines during the 2007 and 2008 calendar years.  This is exemplified by the 21% and 45% average stock-price decrease experienced by the companies in our executive compensation peer group during the 2007 and 2008 calendar years, respectively.  Many of the companies in our executive compensation peer group subsequently experienced a share-price recovery.  The effect is even more pronounced with the ISS selected peer group; for example, One Liberty Properties, Inc. dropped from a peak of above $26 per share in 2007 to a low of $2.72 in March 2009.  Similarly, New York Mortgage Trust, Inc. dropped from a peak of above $112 to a low of $1.70 in late 2008. The three-year total stockholder return composites do not reflect real creation of stockholder value, like we have achieved, but recovery of stockholder losses off of significant stock value losses.

▪	Failure to consider our capital structure. None of the companies in our executive compensation peer group have warrants as part of their capital structure.

▪
Failure to adjust for our history and circumstances.   Because our operations did not commence until our management team joined our company in October 2009, we do not have a five-year performance record and therefore a comparison against our peers on that metric is fundamentally flawed.  Although we have been in operation for a full three fiscal years, we believe that a direct comparison of our three-year total stockholder returns in comparison to our executive compensation peer group would also be fundamentally flawed because at the beginning of the three-year period we had not yet acquired any real estate assets.  Further, we are still in a strong growth phase in our evolution as a company, compared with our executive compensation peer group and have historically had a relatively high expense ratio as a result of the expenses involved in sourcing, assessing and purchasing properties.

o
Because of the inherent flaws in stockholder return comparisons, as described in our Proxy Statement and above, the Compensation Committee used other metrics (not impacted by 2007 and 2008 stock price declines) in assessing performance, such as FFO increase, same store net operating income growth, dividend yield and increase in occupancy.

•	Use of three-year change in CEO pay as a metric for evaluating executive compensation.

o
The report of one of these firms indicates a 450% increase in change in CEO pay over a three-year period (2012 compared to 2009). This fails to consider that we did not have a management team for most of 2009 and accordingly did not pay a full year of compensation. We believe that this  450% increase is based on a comparison of our chief executive officer's compensation for a full year in 2012 against less than three months for 2009, reflecting a nearly complete lack of understanding of our company and a simplistic, formulaic approach that makes no attempt to adjust for even the most obvious changes in circumstances.

•	The reports contain a number of other factual inaccuracies demonstrating lack of understanding of our company.

o	Despite the assertion in one of the firms report to the contrary, we have no poison pill in place.

o
One of these firms asserts that the severance payment to John Roche was excessive and not the best use of our capital. This is despite the severance payment being made pursuant to a binding employment agreement which was initially negotiated in October 2009 in connection with our conversion to a REIT and reflected the unique risks that John Roche took on in joining our company at this time.

o
One of these firms asserts that we should adopt executive stock ownership requirements. We believe this is unnecessary bearing in mind the level of executive stock ownership. As of the record date for the upcoming annual meeting, our chief executive officer, Stuart Tanz, owned 1.55% of our common stock.

o
Despite the assertion in these firms reports that the 76% of stockholders that approved our 2011 executive compensation program represents below-average support, we believe that the support would have been higher without the similarly deeply flawed analysis of our company which ISS reported last year.

•
The ISS report cites as a pay for performance disconnect that the employment agreement with our new CFO, Michael Haines, contains a modified single trigger provision in the case of a change of control of our company. This criticism fails to take into account the following factors:

o	Mr. Haines had previously worked for Mr. Tanz at Pan Pacific and was viewed as an outstanding candidate to fill the CFO role at our company.

o	We actively recruited Mr. Haines to become our CFO and negotiated the terms of his employment agreement. The negotiations involved significant give and take on both sides.

o
As negotiated, the employment agreement with Mr. Haines provides him with the right to receive two times his annual salary and bonus in the event that (1) a change of control occurs and (2) he leaves our employ within 12 months after the change of control.

o	This agreement does not provide for a single trigger payout since not only must a change of control occur but Mr. Haines also must terminate his employment with us.

o	This provision was viewed by Mr. Haines as an important feature of his overall employment arrangement.

o
In approving Mr. Haines's employment agreement, the Compensation Committee viewed this provision in the context of the overall package offered to Mr. Haines and took into account not only the circumstances under which severance payments could be made but also the total amount of such payments.

For the foregoing reasons, we believe the withhold recommendations are unwarranted and we urge you to support the well reasoned executive compensation decisions taken by the Compensation Committee in our Proxy Statement.

This information is being provided to certain shareholders as a supplement to our Proxy Statement dated April 1, 2013, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.